NORTHWESTERN MUTUAL SERIES FUND, INC.

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

February 24, 2011

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Re:	Agreement to Pay or Reimburse Certain Expenses Relating to the Commodities Return Strategy Portfolio

Gentlemen:

This letter constitutes an agreement between Mason Street Advisors, LLC (“MSA”) and Northwestern Mutual Series Fund, Inc. (“NMSF”) as follows:

MSA hereby agrees, through April 30, 2012, to waive its investment advisory fee and/or reimburse certain expenses for the Commodities Return Strategy Portfolio (“Portfolio”) to the extent necessary so that the Portfolio’s total expenses (excluding taxes, brokerage, other investment-related costs, interest and dividend expenses and charges, and extraordinary expenses) on an annualized basis after the waiver, do not exceed 0.98% of the Portfolio’s average net assets, on an annual basis (the “Expense Cap”).

The Expense Cap shall be given effect after the application of the investment advisory fee waiver contemplated by that certain Fee Waiver Agreement Relating to the Commodities Return Strategy Portfolio in place between the parties hereto, of even date herewith.

Very truly yours,

NORTHWESTERN MUTUAL SERIES FUND, INC.

By:	/s/ R. David Ells
Name:	R. David Ells
Title:	President

Agreed to and accepted:

MASON STREET ADVISORS, LLC

By:	/s/ JEFFERSON V. DEANGELIS
Name:	Jefferson V. DeAngelis
Title:	President